Exhibit 10.57

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated effective as of April 2, 2007 (the “Effective Date”), between Virtual Radiologic Corporation, a Delaware corporation (the “Company”), and Richard W. Jennings (“Executive”).

W I T N E S S E T H

WHEREAS, the Company desires to employ Executive as Chief Technology Officer of the Company;

WHEREAS, the Company and Executive desire to enter into the Agreement as to the terms of his employment by the Company;

NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Position/Duties.

(a) During the Employment Term (as defined in Section 2 below), Executive shall serve as the Chief Technology Officer of the Company. In this capacity Executive shall have such duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies and such other duties and responsibilities as the Chief Executive Officer shall designate that are consistent with Executive’s position as Chief Technology Officer of the Company. Executive shall report to the Chief Executive Officer.

(b) During the Employment Term, Executive shall devote substantially all of his business time (excluding periods of vacation and other approved leaves of absence) to the performance of his duties with the Company; provided the foregoing shall not prevent Executive from (i) participating in charitable, civic, educational, professional, community or industry affairs or, with prior written approval of the Board of Directors of the Company (the “Board”), serving on the board of directors or advisory boards of other companies; and (ii) managing his and his family’s’ personal investments so long as such activities do not materially interfere with the performance of his duties hereunder or create a potential business conflict or the appearance thereof. If at any time service on any board of directors or advisory board would, in the good faith judgment of the Board, conflict with Executive’s’ fiduciary duty to the Company or create any appearance thereof, Executive shall promptly resign from such other board of directors or advisory board after notice of the conflict is received from the Board.

(c) Executive further agrees to serve without additional compensation as an officer and director of any of the Company’s subsidiaries or affiliates, as the same may exist from time to time, and agrees that any amounts received from any such subsidiary or affiliate may be offset against the amounts due hereunder. In addition, it is agreed that the Company may assign Executive to one of its subsidiaries or affiliates for payroll purposes providing this does not change the Executive’s role as the Chief Technology Officer of the Company

2. Employment Term.

Executive’s term of employment under this Agreement (such term of employment, as it may be extended or terminated, is herein referred to as the “Employment Term”) shall be for a term commencing on the Effective Date and, unless terminated earlier as provided in Section 7 hereof, ending on the third anniversary of the Effective Date (the “Original Employment Term”); provided that the Employment Term shall be automatically extended, subject to earlier termination as provided in Section 7 hereof, for successive additional one (1) year periods (the “Additional Terms”), unless, at least 30 days prior to the end of the Original Employment Term or the then Additional Term, the Company or Executive has notified the other in writing that the Employment Term shall terminate at the end of the then current term.

3. Base Salary.

The Company agrees to pay Executive a base salary (the “Base Salary”) at an annual rate of Three Hundred Thousand Dollars ($300,000), payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly. Executive’s Base Salary shall be fixed for the Original Employment Term, and thereafter in any Additional Term shall be determined by the Board (or a committee thereof) and may be increased, but not decreased, from time to time by the Board. The base salary as determined herein from time to time shall constitute “Base Salary” for purposes of this Agreement.

4. Incentive Bonus.

During the Employment Term, Executive shall be eligible to participate in the Company’s bonus and other incentive compensation plans and programs for the Company’s senior executives at a level commensurate with his position. Executive shall have the opportunity to earn an annual target bonus (the “Annual Bonus”) to be determined by and measured against objective financial criteria to be determined by the Board (or a committee thereof) of up to 50% of Base Salary upon the Company’s achievement of financial and operating metrics to be annually determined by the Board (or a committee thereof), and upon recommendation of the Chief Executive Officer to be appropriate and reasonably commensurate with the bonus payable to other executives of the Company, and prorated for any partial period for which such bonuses are calculated during 2007. Such annual incentive bonuses are payable to the Executive no later than 60 days following the close of the fiscal year.

5. Equity Incentives.

(a) Initial Option Award. The Board or any committee of the Board (the “Committee”) appointed to administer the Company’s Equity Incentive Plan, as may be amended from time to time (the “Stock Plan”) shall award Executive as of the Effective Date, options to purchase one hundred thirty thousand (130,000) shares of the Company’s common stock, $0.001 par value per share, having an exercise price equal to the fair market value of one share of the Company’s common stock as of the Effective Date as determined by the Board or Committee at the earliest practicable time, which options shall be subject to certain restrictions (the “Initial Options Award”). The Initial Options Award shall vest in four (4) equal amounts on the first, second, third and fourth anniversaries of the Effective Date, provided that Executive is employed on each vesting date. The Initial Options Award shall be granted pursuant to and shall be subject to all of the terms and conditions imposed upon such awards granted under the Stock Plan and shall be evidenced by an Incentive Stock Option Agreement in the form approved by the Board or Committee. As a condition to receiving the Initial Options Award, Executive shall become party to the Stockholders Agreement dated May 2, 2005, as amended from time to time, by and among the Company and certain holders of the Company’s securities, and, if requested, Executive shall also execute and deliver a letter in a form approved by the Company’s underwriters agreeing not to sell any shares of Company common stock during a customary period following the completion of an initial public offering of the Company’s common stock.

(b) Discretionary Grants. In addition to the Initial Options Award contemplated under this Section 5, at the sole discretion of the Board or the Committee, Executive shall be eligible for grants of stock options and other equity awards of a level commensurate with his position and similar to other Executives of the Company.

(c) Notwithstanding any other provision, in the event of a change in control, all equity awards (including, but not limited to, any options or stock grants made subsequent to the date of this Agreement) shall fully vest and be immediately exercisable. For purposes of this Agreement a change in control shall occur upon (i) any “person” (as such term is used in Sections 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) first becoming after the Effective Date (a) a “beneficial owner” (as defined in Rule 13(d) under the Exchange Act), directly or indirectly, of securities of the Corporation representing 50% or more of the combined voting power of the Corporation’s then outstanding securities or (b) able to elect a majority of the Company’s Board of Directors (excepting in each case a person or group owned by or affiliated with Generation Partners L.P.), or (ii) the sale of all or substantially all of the assets of the Company.

(d) Option to Have Company Repurchase Stock and Options. If Executive dies while employed, the Company shall, subject to any restrictions contained in any credit or similar agreements or that exist under the Delaware General Corporation Law, offer to purchase all of Executive’s stock and any outstanding options which are vested at the time of death. If the representative of the Executive’s estate wishes to accept such offer, he or she shall request, within six (6) months of death, that the Board determine the fair market value of Executive’s interest in the Company. This value shall be communicated in writing to the representative, and the representative shall have thirty (30) days to accept or reject the valuation. If the valuation is rejected, the representative shall have no further rights to have the interest repurchased by the Company. If the valuation is accepted, the Company shall pay the amount of the valuation in three (3) equal annual installments without interest. The initial installment shall be payable within ten days following the Company’s receipt of the representatives written acceptance of the valuation and delivery of the shares and/or options together with any transfer documentation reasonably requested by the Company. A subsequent installment shall be due on the first and on the second anniversary of the payment date of the initial installment.

6. Employee Benefits.

(a) Benefit Plans. Executive shall be entitled to participate in all employee benefit plans of the Company including, but not limited to, equity, pension, thrift, profit sharing, medical coverage, education, or other retirement or welfare benefits that the Company has adopted or may adopt, maintain or contribute to for the benefit of its senior executives at a level commensurate with his position, subject to satisfying any applicable eligibility requirements.

(b) Paid Time Off. Executive shall be entitled to paid time off in accordance with the Company’s policies applicable to its senior executives, but in no event less than twenty days (as prorated for partial years), which paid time off may be taken at such times as Executive elects with due regard to the needs of the Company.

(c) Perquisites. The Company shall provide to Executive all perquisites which other senior executives of the Company are generally entitled to receive.

(d) Business and Entertainment Expenses. Upon presentation of appropriate documentation, Executive shall be reimbursed in accordance with the Company’s expense reimbursement policy for all reasonable and necessary business and entertainment expenses incurred in connection with the performance of his duties hereunder.

7. Termination.

Executive’s employment and the Employment Term shall terminate on the first of the following to occur:

(a) Disability. Upon written notice by the Company to Executive of termination due to Disability. For purposes of this Agreement, “Disability” shall be defined as the inability of Executive to have performed his material duties hereunder due to a physical or mental injury, infirmity or incapacity for 180 days (including weekends and holidays) in any 365-day period, with or without reasonable accommodations as defined (and if required) by applicable state and federal disability laws. The existence or nonexistence of a Disability shall be determined by an independent physician selected by the Company and reasonably acceptable to Executive.

(b) Death. Automatically on the date of death of Executive.

(c) Cause. Immediately upon written notice by the Company to Executive of a termination for Cause. “Cause” shall mean:

(i) Executive shall have been indicted for a felony;

(ii) Executive shall have been convicted of (or plead “guilty” or “nolo contendre” to or been found guilty and not convicted of) any misdemeanor or summary offense involving fraud, theft, misrepresentation or moral turpitude or any other misdemeanor or summary offense that will, in the opinion of the Board , determined in good faith, adversely affect in any material respect the Company’s prospects or reputation or Executive’s ability to perform his obligations or duties to the Company or any of its subsidiaries; or

(iii) The termination is evidenced by a resolution adopted in good faith by the Board concluding that Executive:

(A) intentionally and continually failed substantially to perform his reasonably assigned duties with the Company (other than a failure resulting from Executive’s incapacity due to physical or mental illness or from the assignment to Executive of duties that would constitute Good Reason), which failure has continued for a period of at least 30 days after a written notice of demand for substantial performance, signed by a duly authorized member of the Board, has been delivered to Executive,

(B) intentionally engaged in conduct which is demonstrably and materially injurious to the Company; provided, however, that no termination of Executive’s employment shall be for Cause as set forth in this subsection (B) until (1) there shall have been delivered to Executive a copy of a written notice, signed by a duly authorized member of the Board, stating that the Board has determined that Executive has engaged in the conduct set forth in this subsection (B), and (2) Executive shall have been provided an opportunity to be heard by the Board;

(C) willfully or repeatedly engaged in misconduct or gross negligence in the performance of his duties to the Company or any of its subsidiaries that has a material detrimental effect on the Company; or

(D) committed an act of fraud, theft or dishonesty against the Company or any of its subsidiaries or any act or omission intended to result in the personal enrichment of Executive or his spouse, parents or descendants (whether by blood or adoption and including stepchildren) or the spouses of such individuals in violation of law or of his duty of loyalty to the Company or its subsidiaries at the expense, directly or indirectly, of the Company or any of its subsidiaries.

(iv) Notwithstanding anything in the foregoing to the contrary, if Executive has been terminated ostensibly for Cause because he has been indicted for a felony, and he is not convicted of, or does not plead guilty or nolo contendere to, such felony or a lesser offense (based on the same operative facts), such termination shall be deemed to be a termination without Cause as of the date of the termination; provided, however, that, any payments due hereunder shall be only paid after a final determination in such proceeding is reached.

(d) Without Cause. Upon written notice by the Company to Executive of an involuntary termination without Cause, other than for death or Disability,

(e) Good Reason. Upon written notice by Executive to the Company of a termination for Good Reason, unless such events are corrected in all material respects by the Company within 30 days following written notification by Executive to the Company that he intends to terminate his employment hereunder for one of the reasons set forth below (so long as such notice is given within ninety (90) days of the occurrence of such Good Reason). “Good Reason” shall mean, without the consent of Executive, the occurrence of any of the following events:

(i) assignment to Executive of any duties inconsistent in any material respect with Executive’s position (including titles and reporting relationships), authority, duties or responsibilities as contemplated by this Agreement; and

(ii) any material failure by the Company to comply with any of the material provisions regarding Executive’s Base Salary, bonus, equity incentive, benefits and perquisites and other benefits and amounts payable to Executive under this Agreement.

(f) Without Good Reason. Upon 30 days’ prior written notice by Executive to the Company of Executive’s voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date).

8. Consequences of Termination.

Any termination payments made and benefits provided under this Agreement to Executive shall be in lieu of any termination or severance payments or benefits for which Executive may be eligible under any of the plans, policies or programs of the Company or its affiliates. No termination payments shall be payable hereunder until Executive shall have returned to the Company all Company property used by Executive including without limitation any automobile, computer or laptop, cell phone, Blackberry or similar device. Subject to Section 9, the following amounts and benefits shall be due to Executive.

(a) Disability. Upon such termination, the Company shall pay or provide Executive (i) any unpaid Base Salary through the date of termination and any accrued vacation in accordance with Company policy; (ii) any unpaid bonus earned with respect to any fiscal year ending on or preceding the date of termination; (iii) reimbursement for any unreimbursed expenses incurred through the date of termination; and (iv) all other payments, benefits or fringe benefits to which Executive may be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement (collectively, “Accrued Amounts”).

(b) Death. In the event the Employment Term ends on account of Executive’s death, Executive’s estate shall be entitled to any Accrued Amounts.

(c) Termination for Cause or Without Good Reason. If Executive’s employment should be terminated (i) by the Company for Cause, or (ii) by Executive without Good Reason, the Company shall pay to Executive any Accrued Amounts.

(d) Termination Without Cause or for Good Reason. If Executive’s employment by the Company is terminated by the Company other than for Cause (other than a termination for Disability) or by Executive for Good Reason, the Company shall pay or provide Executive with (i) Accrued Amounts; (ii) a pro-rata portion (determined by multiplying the amount Executive would have received had employment continued through the end of the performance year by a fraction, the numerator of which is the number of days during the performance year of termination that Executive is employed by the Company and the denominator of which is 365) of Executive’s Annual Bonus for the performance year in which Executive’s termination occurs at the time that annual bonuses are paid to other senior executives; provided that the Board determines in good faith that the Company was on plan for Executive to earn such bonus at the time of termination; (iii) continue his then current Base Salary as if his employment continued for a period of twelve (12) months from the date of termination, subject to the mitigation provisions set forth below; and (iv) subject to Executive’s continued copayment of premiums, continued participation for twelve (12) months in all health and welfare plans which cover Executive (and eligible dependents) upon the same terms and conditions (except for the requirements of Executive’s continued employment) in effect on the date of termination. If at any time after Executive’s termination while the Company is obligated hereunder to make such payments of Base Salary or continue such benefits, Executive receives compensation for providing services as an employee or as an independent contractor from any person or entity, then Executive shall immediately notify the Company of such event and the Company’s obligation to continue to make such payments to Executive shall be reduced by the gross amount of any such payments and the obligation to continue to provide benefits shall cease at such time as Executive is eligible for health insurance coverage by any successor employer or person or entity, prompt notice of which Executive shall furnish to the Company. Executive shall use good faith and reasonable efforts to find and secure new employment after any such termination. To the extent such coverage cannot be provided under the Company’s health or welfare plans without jeopardizing the tax status of such plans, for underwriting reasons or because of the tax impact on Executive, the Company shall pay Executive an amount equal to the amount the Company would have paid for such benefits on behalf of Executive if the benefits were provided to him as an employee. The continuation of health benefits under this subsection shall reduce and count against Executive’s rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

(e) Amounts Payable. The Company reserves the right to set off against amounts payable to Executive hereunder any amounts owed by Executive to the Company.

9. Release.

Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond Accrued Amounts shall only be payable if Executive delivers to the Company a general release of all claims of Executive occurring up to the release date in the form of Exhibit A hereto (with such insertions or changes therein as may be necessary in the reasonable opinion of counsel for the Company to make it valid and encompassing under applicable law) within 21 days of presentation thereof by the Company to Executive, or such other longer or shorter period as may be permitted or required by then applicable law.

10. Restrictive Covenants.

(a) Confidentiality. Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of

Executive’s assigned duties and for the benefit of the Company, either during the Employment Term or at any time thereafter, any nonpublic proprietary or confidential information, knowledge or data relating to the Company or any of its subsidiaries or affiliates that has been obtained by Executive during Executive’s employment by the Company or has been obtained pursuant to any consulting services provided by Executive to Company prior to Executive’s employment by the Company. For purposes of this Agreement, non-public proprietary information means information proprietary to the Company that is not generally known (including any “trade secret” within the meaning of the Economic Espionage Act of 1996, Title 18 USC §1839) about the Company’s customers, products, services, personnel, pricing, sales strategy, technology, methods, processes, research, development, finances, systems, techniques, accounting, purchasing and plans. All information disclosed to Executive or to which he obtains access, whether originated by him or by others, during the period that Executive is an employee of the Company (such period being referred to as the “Employment Period”) (whether prior to the Effective Date or thereafter), shall be presumed to be non-public proprietary information if it is so treated by the Company or if Executive has a reasonable basis to believe it to be such. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to Executive; (ii) becomes known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (iii) Executive is required to disclose by applicable law, regulation or legal process (provided that Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, Executive’s obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.

(b) Nonsolicitation. During the Employment Term and for the two year period thereafter, Executive shall not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, aid or induce (i) any employee of or consultant to the Company or any of its subsidiaries or affiliates to leave such employment or engagement in order to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or knowingly take any action to materially assist or aid any other person, firm, corporation or other entity in identifying or hiring any such employee or (ii) any customer of the Company or any of its subsidiaries or affiliates to purchase goods or services then sold by the Company or any of its subsidiaries or affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.

(c) Noncompetition. Executive acknowledges that he performs services of a unique nature for the Company that are irreplaceable, and that his performance of such services to a competing business will result in irreparable harm to the Company. Accordingly, during the Employment Term and for the two year period thereafter, Executive shall not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in any business of the same type as any business in which the Company or any of its subsidiaries or affiliates is engaged on the date of termination or in which they have proposed, on or prior to such date, to be engaged in on or after such date, in any locale of any country in which the Company or its subsidiaries conducts business. This Section 10(c) shall not prevent Executive from owning not more than one percent of the total shares of all classes of stock outstanding of any publicly held entity engaged in such business, nor will it restrict Executive from rendering services to charitable organizations, as such term is defined in Section 501(c) of the Internal Revenue Code of 1986, as amended.

(d) Nondisparagment. Neither Executive nor the Company (for purposes hereof, the Company shall mean the Company together with its executive officers and directors and not any other employees) shall make any public statements that disparage the other party, or in the case of the Company, its respective subsidiaries, affiliates, employees, officers, directors, products or services. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 10(d).

(e) Equitable Relief and Other Remedies. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section 10 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

(f) Reformation. If it is determined by a court of competent jurisdiction in any state or other jurisdiction that any restriction in this Section 10 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state or jurisdiction, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state or jurisdiction.

(g) Survival of Provisions. The obligations contained in this Section 10 shall survive the termination or expiration of Executive’s employment with the Company and shall be fully enforceable thereafter.

11. Inventions and Other Intellectual Property.

(a) Assignment of Inventions and Works Limitation of Assignment in Certain Cases. Executive acknowledges that Executive will exercise Executive’s inventive and creative abilities for the benefit of the Company. Executive therefore assigns and transfers to the Company Executive’s entire right, title and interest in and to all Inventions. Executive agrees that all such Inventions are the sole property of the Company. For purposes of this Agreement, “Inventions” shall include but not be limited to all ideas, improvements, designs and discoveries whether or not patentable and whether or not reduced to practice, made or conceived by Executive (whether made solely by Executive or jointly with others) which relate in any manner to the business, work or research and development of the Company, its subsidiaries or affiliates, or result from and are suggested by any task assigned to Executive or any work performed by Executive for or on behalf of the Company, its predecessors in interest or any related entity. The foregoing definition does not however, include an Invention for which no equipment, supplies, facility, or confidential information of the Company was used and that was developed entirely on

Executive’s own time and that (i) does not directly relate to the Company’s business, research or development, or (ii) does not result from any work performed by Executive for the Company.

Executive agrees that all Works are the sole property of the Company, and shall, to the extent possible, be considered works made for hire for Company within the meaning of Title 17 of the United States Code; provided, however, that if Executive is domiciled in California or if any of the Work is created in California, then such Work shall not be a work made for hire. If for any reason any Work is not deemed to be a work made for hire, then Executive assigns and transfers to the Company Executive’s entire right, title and interest in and to such Work, and Executive further waives all of his rights under the United States Copyright Act and under any other country’s copyright law, including any rights provided in 17 U.S.C. §§ 106 and 106A, for any and all purposes for which such Work and any derivative works thereof may be used, and any rights of attribution and integrity or any other “moral rights of authors” with respect to such Work and any derivative works thereof and any uses thereof to the full extent now or hereafter permitted by the laws of the United States of America or the laws of any other country. For purposes of this Agreement, “Works” shall include but not be limited to all copyrightable works created by Executive (whether solely by Executive or jointly with others) during the Employment Period, or any time thereafter, which relate in any manner to the business, work or research and development of the Company, its subsidiaries or affiliates, or result from and are suggested by any task assigned to Executive or any work performed by Executive for or on behalf of the Company, its subsidiaries or affiliates. If any such assignment is invalid or ineffective for any reason, then Executive hereby grants Company a perpetual, royalty-free, non-exclusive, worldwide license to fully exploit any intellectual property or propriety rights in such Inventions and Works and any patents and copyrights (or other intellectual property or propriety registrations or applications) resulting there from.

(b) Disclosure of Inventions, Works and Patents. Executive agrees that in connection with any Invention or Work:

(i) Executive will disclose such Invention promptly in writing to the President, Chief Executive Officer or Board of the Company, in order to permit the Company to claim rights to which it may be entitled under this Agreement. Such disclosure shall be received in confidence by the Company or the Board.

(ii) Executive will, at the Company’s request, promptly execute a written assignment of title to the Company for any Invention required to be assigned by this Article (“Assignable Invention”), and Executive will preserve any such Assignable Invention as confidential information of the Company.

(iii) Executive will give to the relevant contact person at the Company a copy of such Work. Executive will, at the Company’s request, promptly execute a written assignment of title to the Company for any such Work.

(iv) Upon request, Executive agrees to assist the Company or its nominee (at its expense) during and at any time subsequent to the Employment Period in every reasonable way to obtain for its own benefit patents and copyrights for such

Assignable Inventions and such Works in any and all countries, which Inventions and Works shall be and remain the sole and exclusive property of the Company or its nominee whether or not patented or copyrighted. Executive agrees to execute such papers and perform such lawful acts as the Company deems to be necessary to allow it to exercise all right, title and interest in such patents and copyrights.

(c) Execution of Documents. In connection with this Section 11, Executive further agrees to execute, acknowledge and deliver to the Company or its nominee upon request (at its expense) all such documents, including applications for patents and copyrights and assignments of inventions, patents and copyrights to be issued therefore, as the Company may determine necessary or desirable to apply for and obtain letters, patents and copyrights on such Assignable Inventions and such Works in any and all countries and/or to protect the interest of the Company or its nominee in such inventions, such Works, patents and copyrights, and to vest title thereto in the Company, or its nominee.

(d) Maintenance of Records. Executive agrees to keep and maintain adequate and current written records of all Inventions and Works made or created by Executive (in the form of notes, sketches, drawings and other typical forms), which records shall be available to and remain the sole property of the Company at all times.

(e) Prior Inventions. It is understood that all inventions, if any, patented or unpatented, which Executive made prior to the Executive’s first day as an employee of or consultant or contractor to the Company, its predecessors in interest or any related entity (and which have not been otherwise assigned or transferred to the Company) are excluded from the scope of this Agreement.

To preclude any possible uncertainty, Executive has set forth on Exhibit B attached hereto a complete list of all Executive’s prior inventions, if any, including numbers of all patents and patent applications, and a brief description of all unpatented inventions that are not the property of a previous employer or other person and which have not been otherwise assigned or transferred to the Company. Executive represents and covenants that the list is complete and that, if no items are on the list, Executive has no such prior inventions. Executive agrees to notify the Company in writing before Executive makes any disclosure or performs any work on behalf of the Company which appears to threaten or conflict with proprietary rights Executive claims in any invention or idea. In the event of Executive’s failure to give such notice, Executive agrees that Executive will make no claim against the Company with respect to any such inventions or ideas.

(f) Covenant. Executive acknowledges that his role and duties as Chief Technology Officer of the Company may entail either use of the intellectual property identified on Exhibit B or development of new intellectual property that may be an extension of the intellectual property identified on Exhibit B. To the extent that either of such eventualities occurs, Executive covenants on behalf of himself and on behalf of Assess IT to assert no claim of any kind whatsoever, either for damages or equitable relief, against the Company, or any successor in interest of the Company, that is based upon, arises from or relates to any intellectual property that was owned or used by the Company during Executive’s tenure as an officer of the Company. The covenant given herein is independent of any other provision in this Agreement;

is irrevocable; shall never lapse or become otherwise ineffective; and shall survive the termination of this Agreement for whatever reason.

(g) Trade Secrets and Intellectual Property of Others. Executive represents that Executive’s performance of all the terms of this Agreement does not and will not breach any noncompetition or nonsolicitation agreement, or any agreement to keep proprietary information, knowledge or data acquired by Executive in confidence or in trust prior to the Employment Period, and Executive will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or other person. Executive agrees not to enter into any agreement either written or oral in conflict herewith.

(h) Non infringement. Executive represents that the work product that Executive provides to the Company, including the Inventions and the Works, and Company’s use thereof in their indented manner: (a) do not and will not infringe or violate the copyright or trade secret rights of any other party; and (b) to the best of Executive’s knowledge, do not and will not infringe or violate the actual or prospective patent or trademark rights of any other party. If at any time during or after the Employment Period, Executive has reason to believe that the foregoing representation is no longer true, then Executive shall promptly inform Company of such belief and the reasons therefor.

(i) Other Obligations. Executive acknowledges that the Company from time to time may have agreements with other persons or with the U.S. Government or governments of other countries, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work thereunder or regarding the confidential nature of such work. Executive agrees to be bound by all such obligations and restrictions and to take all action necessary to discharge the obligations of the Company thereunder.

12. Assignments.

(a) This Agreement is personal to each of the parties hereto. Except as provided in Section 12(b) below, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.

(b) The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

13. Notice.

For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered by hand, (ii) on the date of transmission, if delivered by confirmed facsimile, (iii) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (iv) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

At the address (or to the facsimile number) shown on the records of the Company.

If to the Company:

Virtual Radiologic Corporation

5995 Opus Parkway, Suite 200

Minnetonka, MN 55343

Attention: Corporate Secretary

Fax: 952/943-2401

with copies to:

Generation Partners L.P.

One Greenwich Office Park

Greenwich, CT 06831-5156

Attention: Andrew Hertzmark

Fax: 203/422-8250

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

14. Section Headings; Inconsistency.

The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

15. Severability.

The provisions of this Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

16. Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

17. Indemnification.

The Company hereby agrees to indemnify Executive and hold him harmless to the fullest extent permitted by law and under the bylaws of the Company against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from Executive’s good faith performance of his duties and obligations with the Company.

18. Governing Law and Venue.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Minnesota without regard to its conflicts of law principles. Each party to this Agreement consents to the jurisdiction over it of the courts of the State of Minnesota in the City of Minneapolis, and the United States Courts in the District of Minnesota and agrees that any personal service of process may be made by registered or certified mail to the notice address as set forth in Section 12 hereof, and as the same may be changed from time to time as provided therein.

19. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be submitted to arbitration in accordance with the rules of the American Arbitration Association then in effect in Minneapolis Minnesota before a panel of three (3) arbitrators who shall be knowledgeable in executive employment law, who shall be independent of, and have no ex parte communications with, the parties or their representatives, and who shall render written findings of fact, conclusions of law and order. In addition to any other inherent powers, arbitrators shall have the express powers to order a party to comply with or desist from breaching any of the terms of this Agreement. The determination of the arbitrators shall be final and binding upon the parties and may be entered as a final judgment in any court of competent jurisdiction. The parties shall equally share the costs of arbitration. Nothing herein, however, shall deprive a party of the right to seek equitable relief from the courts to restrain or enjoin the other from a breach this Agreement pending the empanelling of the arbitrators or their final determination.

20. Miscellaneous.

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto and the Stock Plan and Stock Option Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. Nothing herein, however, is intended to affect the Company’s obligations under a pre-existing agreement between the Company and Assess IT.

21. Withholding.

The Company may withhold from any and all amounts payable under this Agreement such foreign, federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

22. Survival. The provisions of Sections 4(e), 9, 10, 11, 13, 19 and 22 shall survive termination of this Agreement for whatever reason.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY Virtual Radiologic Corporation

By:	/s/ Sean Casey
Name: Sean Casey
Its: Chief Executive Officer

EXECUTIVE Richard W. Jennings

By:	/s/ Richard W. Jennings 4/2/07

EXHIBIT A

FORM OF RELEASE

AGREEMENT AND GENERAL RELEASE

Virtual Radiologic Corporation, its affiliates, subsidiaries, divisions, successors and assigns and the current, future and former employees, officers, directors, trustees and agents thereof (collectively referred to throughout this Agreement as the “Company”) and Richard W. Jennings, his heirs, executors, administrators, successors and assigns (collectively referred to throughout this Agreement and General Release as “Executive”) agree:

1. Last Day of Employment. Executive’s last day of employment with the Company is [INSERT TERMINATION DATE]. In addition, effective as of [INSERT TERMINATION DATE], Executive resigns from his position as Chief Technology Officer of Virtual Radiologic Corporation and will not be eligible for any benefits or compensation after [INSERT TERMINATION DATE], other than as specifically provided in the employment agreement between Virtual Radiologic Corporation and Executive dated effective as of DATE (the “Employment Agreement”), subject to Executive’s executing, delivering and not revoking Appendix 1 hereto. Executive further acknowledges and agrees that, after [INSERT TERMINATION DATE], he will not represent himself as being a director, employee, officer, trustee, agent or representative of the Company for any purpose and will not make any public statements relating to the Company, other than general statements relating to his position, title or experience with the Company, subject to the confidentiality provision under Section 10(a) of the Employment Agreement and in no event will Executive make any statements as an agent or representative of the Company. In addition, effective as of [INSERT TERMINATION DATE], Executive resigns from all offices, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, the Company or any benefit plans of the Company. These resignations will become irrevocable as set forth in Section 3 below.

2. Consideration. The parties acknowledge that this Agreement and General Release is being executed in accordance with Section 9 of the Employment Agreement.

3. Revocation. Executive may revoke this Agreement and General Release for a period of                      calendar days following the day he executes this Agreement and General Release. Any revocation within this period must be submitted, in writing, to Virtual Radiologic Corporation and state, “I hereby revoke my acceptance of our Agreement and General Release.” The revocation must be personally delivered to Sean Casey, Chief Executive Officer, or his/her designee, or mailed to Virtual Radiologic Corporation at 5995 Opus Parkway, Suite 200, Minnetonka, MN, 55343, or the Company’s then current regular business address, and postmarked within seven (7) calendar days of execution of this Agreement and General Release. This Agreement and General Release shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the State of Minnesota, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

4. General Release of Claim. Executive knowingly and voluntarily releases and forever discharges the Company from any and all claims, causes of action, demands, fees and liabilities of any kind whatsoever, whether known and unknown, against the Company, Executive has, has ever had or may have as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

•	The National Labor Relations Act, as amended;

•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Employee Retirement Income Security Act of 1974, as amended;

•	The Immigration Reform and Control Act, as amended;

•	The Americans with Disabilities Act of 1990, as amended;

•	The Age Discrimination in Employment Act of 1967, as amended;

•	The Older Workers Benefit Protection Act of 1990;

•	The Worker Adjustment and Retraining Notification Act, as amended;

•	The Occupational Safety and Health Act, as amended;

•	The Family and Medical Leave Act of 1993;

•	The Minnesota Civil Rights Act, as amended;

•	The Minnesota Minimum Wage Law, as amended;

•	Equal Pay Law for Minnesota, as amended;

•	Any other foreign, federal, state or local civil or human rights law or any other local, state, federal or foreign law, regulation or ordinance;

•	Any public policy, contract, tort, or common law; or

•	Any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

Notwithstanding anything herein to the contrary, the sole matters to which this Agreement and General Release do not apply are: (i) Executive’s rights of indemnification and directors and officers liability insurance coverage, if any, to which he was entitled immediately prior to

[INSERT TERMINATION DATE] with regard to his service as an officer of the Company; (ii) Executive’s rights under any tax-qualified pension or claims for accrued vested benefits under any other employee benefit plan, policy or arrangement maintained by the Company or under COBRA; (iii) Executive’s rights under the provisions of the Employment Agreement which are intended to survive termination of employment; or (iv) Executive’s rights as a stockholder.

5. No Claims Permitted. Executive waives his right to file any charge or complaint against the Company arising out of his employment with or separation from the Company before any foreign, federal, state or local court or any foreign, federal, state or local administrative agency, except where such waivers are prohibited by law. This Agreement and General Release, however, does not prevent Executive from filing a charge with the Equal Employment Opportunity Commission, any other federal government agency, and/or any government agency concerning claims of discrimination, although Executive waives his right to recover any damages or other relief in any claim or suit brought by or through the Equal Employment Opportunity Commission or any other state or local agency on behalf of Executive under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 as amended, the Americans with Disabilities Act, or any other federal or state discrimination law, except where such waivers are prohibited by law.

6. Affirmations. Executive affirms he has not filed, has not caused to be filed, and is not presently a party to, any claim, complaint, or action against the Company in any forum or form. Executive further affirms that he has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in the Employment Agreement. Executive also affirms he has no known workplace injuries.

7. Confidentiality; Cooperation; Return of Property. Executive agrees not to disclose any information regarding the circumstances surrounding the cessation of his employment, or the existence, terms, or conditions of this Agreement and General Release, to any person or entity whatsoever, including without limitation, any members of the media (including, but not limited to, print journalists, newspapers, radio, television, cable, satellite programs, or Internet media) or any Internet web page or “chat room,” or any other entity or person, with the exception of Executive’s spouse, accountant, tax advisor, and/or attorneys. Notwithstanding the aforementioned provision, nothing herein shall preclude Executive from divulging any information to any agency of the federal, state, or local government pursuant to an official request by such government agency or pursuant to court order (provided that Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Executive agrees to reasonably cooperate with the Company and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during his employment in which he was involved or of which he has knowledge. The Company will reimburse Executive for any reasonable pre-approved out-of-pocket travel, delivery or similar expenses incurred in providing such service to the Company. Executive represents that he has returned to the Company all property belonging to the Company, including but not limited to any leased vehicle, laptop, cell phone, keys, access cards, phone cards and credit cards.

8. Governing Law and Interpretation. This Agreement and General Release shall be governed and conformed in accordance with the laws of the State of Minnesota without regard to its conflict of laws provision. In the event Executive or the Company breaches any provision of this Agreement and General Release, Executive and the Company affirm either may institute an action to specifically enforce any term or terms of this Agreement and General Release. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and should the provision be incapable of being modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect. Nothing herein, however, shall operate to void or nullify any general release language contained in the Agreement and General Release.

9. Non-admission of Wrongdoing. Executive agrees neither this Agreement and General Release nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by the Company of any liability or unlawful conduct of any kind.

10. Amendment. This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.

11. Entire Agreement. This Agreement and General Release sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties; provided, however, that notwithstanding anything in this Agreement and General Release, the provisions in the Employment Agreement which are intended to survive termination of the Employment Agreement, including but not limited to those contained in Section 10 thereof, shall survive and continue in full force and effect. Executive acknowledges he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this Agreement and General Release.

EXECUTIVE HAS BEEN ADVISED THAT HE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.

EXECUTIVE AGREES ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THE SUMS AND BENEFITS IN SET FORTH IN THE EMPLOYMENT AGREEMENT, EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST EMPLOYER.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

Virtual Radiologic Corporation

By:

By:
Richard W. Jennings
Chief Technology Officer

Re:	Agreement and General Release

Dear Richard:

This letter confirms that on [INSERT DATE], I personally sent to you the enclosed Agreement and General Release. You have until [INSERT DATE] to consider this Agreement and General Release, in which you waive important rights, including those under the Age Discrimination in Employment Act of 1967. To this end, we advise you to consult with an attorney of your choosing prior to executing this Agreement and General Release.

Regards,

Name:
Title:

APPENDIX 1

Sean Casey

Chief Executive Officer

Virutal Radiologic Corporation

5995 Opus Parkway, Suite 200

Minnetonka, MN 55343

Re:	Agreement and General Release

Dear Dr. Casey,

On [INSERT DATE] I executed an Agreement and General Release between Virtual Radiologic Corporation and me. I was advised by Virtual Radiologic Corporation, in writing, to consult with an attorney of my choosing, prior to executing this Agreement and General Release.

More than seven (7) calendar days have expired since I executed the above-mentioned Agreement and General Release. I have at no time revoked my acceptance or execution of that Agreement and General Release and hereby reaffirm my acceptance of it. Therefore, in accordance with the terms of our Agreement and General Release, I request payment of the monies and benefits described in the Employment Agreement (as defined in the Agreement and General Release).

Regards,

Signed:
Richard W. Jennings

Exhibit B

to

Virtual Radiologic Corporation

Employment Agreement

Executive has indicated on this Exhibit all Inventions (as defined in the Employment Agreement) in which Executive owned any right or interest prior to time Executive became an employee of the Corporation. Executive agrees that any present or future Inventions not listed in this Appendix are subject to assignment under the attached Employment Agreement.

Brief Description of Inventions	Right, Title or Interest and Date Acquired

1)	Assess IT—A Technology Assessment Framework copyrighted by Assess IT in 2005 consisting of a methodology, a software tool, quantitative scoring algorithms, graphical works, and reports. Developed by Assess IT and Executive.

2)	Manage IT—A set of Information Technology Project Management procedures, templates, graphical works, and quantitative scoring algorithms. Developed by Assess IT and Executive in 2005.

3)	Build IT—A software engineering methodology, templates, and tools used to develop software. Developed by Assess IT and Executive in 2005

4)	Audit IT—An information security Audit tool, graphical works, and documents, based on ISO 17799 used to evaluate a company’s information security. Developed by Assess IT and Executive in 2005

5)	Sox IT Check—A SOX Information Technology controls review tool, graphical works, and templates developed by Assess IT and Executive during 2006.

6)	Trade Name Assess IT—Service mark registered to Assess IT in 2004.

7)	Www.Assess IT.com—domain name and web site associated with Assess IT

8)	ERP Evaluation Tool—a software tool used to perform detailed evaluation of commercial Enterprise Resource Planning (ERP) software packages. Developed by Assess IT and Executive in 2006.

9)	Technology Master Plan Tool—a methodology and set of templates for using a company’s business strategy to drive multi-quarters of technology planning for technology products, platforms, business management systems, and infrastructure.

Together with all rights of the following types associated with the items enumerated above owned by Executive or Assess IT (a trade name of RWJ, Inc. a California corporation): (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, and moral rights; (b) trademark and trade name rights, service marks, and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in intellectual property of every kind and nature; and (f) all registrations, renewals, extensions, continuations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above.